Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-66738, 33-86946, 33-92878, 33-95050, 33-98170, 333-01632, 333-15655, 333-29431, 333-52417, 333-58605, 333-62828, 333-92160, 333-108160, 333-135651 on Form S-8 of our reports dated March 24, 2011, relating to the financial statements and financial statement schedule of PetSmart, Inc. and subsidiaries, and the effectiveness of PetSmart, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of PetSmart, Inc. and subsidiaries for the year ended January 30, 2011.

/s/  DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 24, 2011